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                                                                 Exhibit (h)(2)

                                  APPENDIX A

                              ADMINISTRATION FEE

        MASTER PORTFOLIO OF THE TRUST               (AS A % OF NET ASSETS)
        -----------------------------               ----------------------

        Money Market Master Portfolio                       None*

     Prime Money Market Master Portfolio                    None*

   Government Money Market Master Portfolio                 None*

    Treasury Money Market Master Portfolio                  None*

     LifePath Retirement Master Portfolio                   None*

        LifePath 2020 Master Portfolio                      None*

        LifePath 2030 Master Portfolio                      None*

        LifePath 2040 Master Portfolio                      None*

        LifePath 2050 Master Portfolio                      None*

        LifePath 2025 Master Portfolio                      None*

        LifePath 2035 Master Portfolio                      None*

        LifePath 2045 Master Portfolio                      None*

        LifePath 2055 Master Portfolio                      None*

         Bond Index Master Portfolio                        None*

        S&P 500 Stock Master Portfolio                      None*

        Active Stock Master Portfolio                       0.10%

       Core Alpha Bond Master Portfolio                     0.10%
--------
* BTC (formerly BGI) is not entitled to receive compensation for providing administration services to these Master Portfolios for so long as BTC is entitled to compensation for providing administration services to a feeder fund that invests substantially all of its assets in the Master Portfolio, or BTC or an affiliate receives advisory fees from the Master Portfolio.

Approved by the Board of Trustees of Master Investment Portfolio on May 19, 2010

Appendix A to Master Investment Portfolio Administration Agreement